MERCEDES-MAYBACH S 600 OFFERING THE MAGIC SKY CONTROL
PANORAMIC ROOF WITH SPD-SMARTGLASS MAKES ITS SIMULTANEOUS
WORLD DEBUT IN CHINA AND THE USA

Guangzhou, China and Los Angeles, California – November 19, 2014. Almost simultaneously at Auto Guangzhou and the LA Auto Show, the international automotive and lifestyle press was treated to the ultimate in automotive luxury and technology with the world premiere of the new Mercedes-Maybach S 600, the world’s quietest production saloon car. This vehicle is 8.1 inches longer than an ordinary long-wheelbase S-Class sedan and melds the perfection of the best-selling luxury car, the S-Class, with the exclusivity of Maybach. The Mercedes-Maybach S 600 will offer as an option the popular MAGIC SKY CONTROL panoramic roof using patented SPD-SmartGlass technology from Research Frontiers (NASDAQ: REFR). The market launch of the Mercedes-Maybach S 600 is scheduled for February 2015.

For the first time, the MAGIC SKY CONTROL panoramic roof is offered with a sliding and stationary roof that totals over 18 square feet / 1.7 square meters. With the push of a button, the tint of the glass instantly changes from blocking over 99% of incoming light to going significantly clearer than an ordinary sunroof. This creates an open-air feeling and also reduces heat inside the vehicle. The SPD-SmartGlass that makes up the impressive MAGIC SKY CONTROL panoramic roof option on the Mercedes-Maybach is even larger in total surface area than the roof offered on the S-Class Coupe, which itself is three times larger than the MAGIC SKY CONTROL roofs that are currently offered on the Mercedes-Benz SLK and SL roadsters.

The first-ever sliding MAGIC SKY CONTROL roof using SPD-SmartGlass technology from
Research Frontiers offered on the Mercedes-Maybach S 600.

Joseph M. Harary, President and CEO of Research Frontiers commented after the debut of the new Mercedes-Maybach S-Class S 600 at Daimler’s press conference at the LA Auto Show: “Light is the new luxury, and Daimler has shown once again that it can make a beautifully luxurious sedan that offers its customers the ability to instantly and elegantly control the amount of daylight coming into the vehicle through impressively large glass roofs. The popular MAGIC SKY CONTROL option on the SLK, SL roadsters, and on the S-Class Coupe and now the Mercedes-Maybach S 600 all use Research Frontiers’ patented SPD-SmartGlass technology, the smartest glass in the world.”

The MAGIC SKY CONTROL feature uses patented SPD-SmartGlass technology developed by Research Frontiers to turn the roof transparent by electrically aligning tiny particles in a thin film within the glass. With the touch of a button, drivers and passengers can instantly change the tint of their roof to help keep out harsh sunlight and heat, and create an open-air feeling even when the sunroof is closed. Glass or plastic using Research Frontiers’ patented SPD-SmartGlass technology effectively blocks UV and infrared rays in either the clear or dark mode, helping keep the cabin cooler, and protecting passengers and interiors. These benefits become even more important when a car uses large surface areas of glass, such as the panoramic roofs on the new Mercedes-Maybach S 600, especially in warm climates.

SPD-Smart technology has proven itself in many aspects, from durability and performance, to sales. MAGIC SKY CONTROL is now in use on tens of thousands of SL’s and SLK’s around the world. Before putting cars into serial production, Mercedes-Benz put the MAGIC SKY CONTROL roof using SPD-SmartGlass technology through rigorous durability and performance testing in some of the most extreme conditions on Earth. The MAGIC SKY CONTROL feature using patented SPD-Smart light-control technology allows drivers many benefits including the ability to create the open-air feeling of a roadster. It also blocks over 99% of harmful UV radiation and substantially reduces heat inside the vehicle. This increases passenger comfort and reduces air conditioning loads, thereby saving fuel and reducing CO2 emissions.

You can see the new Mercedes-Maybach S 600 and other Mercedes-Benz vehicles at the current LA Auto Show (November 21-30, 2014) and read more about this vehicle in the official press release.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc. MAGIC SKY CONTROL, Mercedes-Benz, Maybach-Mercedes and model designations SLK, SL, and S-Class are trademarks of Daimler A.G.

For further information, please contact:

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com